                               SENIOR SUBORDINATED
                             NOTE PURCHASE AGREEMENT

                                  by and among

                      LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

                                       and

               MORGAN STANLEY VENTURE CAPITAL FUND II ANNEX, L.P.

                                       and

                  MORGAN STANLEY VENTURE INVESTORS ANNEX, L.P.

                            Dated as of March 9, 1999

                      LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

                   Senior Subordinated Note Purchase Agreement

                            Dated as of March 9, 1999

                                TABLE OF CONTENTS

                                                            Page

ARTICLE I

DEFINITIONS                                                  1
1.01.             Definitions                                1

ARTICLE II

PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS                  6
2.01.             The Notes                                  6
2.02.             Purchase and Sale of the Note              7
2.03.             Intentionally Omitted.                     7
2.04.             Use of Proceeds                            7
2.05.             Payments and Endorsements                  7
2.06.             Redemptions                                7
2.07.             Default Rate of Interest                   8
2.08.             Maximum Legal Rate of Interest             8
2.09.             Payment on Non-Business Days               8
2.10.             Transfer and Exchange of Notes             8
2.11.             Replacement of Notes                       9
2.12.             Taxes                                      9

ARTICLE III

PRO RATA PARTICIPATION IN NEW SUBORDINATED DEBT              9
3.01.             Right to Purchase New Subordinated Debt    9

ARTICLE IV

CONDITIONS TO PURCHASER'S OBLIGATION                        10
4.01.             Representations and Warranties            10
4.02.             Documentation at Closing                  10
4.03              Closing of LTHI Financing                 11
4.04.             No Default                                12
4.05.             Waivers and Consents                      12

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER             12

5.01.             Representations and Warranties
                  of the Purchaser                          12

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY               13
6.01.             Organization and Standing of the
                  Company and Subsidiaries; Ownership       13
6.02.             Corporate Action                          13
6.03.             Governmental Approvals                    14
6.04.             Litigation                                14
6.05.             Compliance with Law                       14
6.06.             Federal Reserve Regulations               14
6.07.             Title to Assets, Patents                  15
6.08.             Financial Information                     15
6.09.             Taxes                                     16
6.10.             Intentionally Omitted                     16
6.11.             Transactions with Affiliates              16
6.12.             Assumptions or Guaranties of
                  Indebtedness of Other Persons             16
6.13.             Loans to Other Persons                    16
6.14.             Securities Act                            16
6.15.             Disclosure                                16
6.16.             No Brokers or Finders                     17
6.17.             Other Agreements of Officers              17
6.18.             Capitalization of the Company;
                  Status of Capital Stock                   17
6.19.             Capital Stock of Subsidiaries             17
6.20.             Labor Relations                           18
6.21.             Insurance                                 18
6.22.             Books and Records                         18
6.23.             Hazardous and Toxic Materials             18
6.24.             Registration Rights                       18
6.25.             Other Agreements                          18
6.26.             Customers, Vendors and Suppliers          19
6.27.             No Violations                             19

ARTICLE VII

COVENANTS OF THE COMPANY                                   20

7.01.             Affirmative Covenants of the Company
                  Other Than Reporting Requirements        20
7.02.             Negative Covenants of the Company        22
7.03.             Reporting Requirements                   25

ARTICLE VIII

EVENTS OF DEFAULT                                          26
8.01.             Events of Default                        26
8.02.             Annulment of Defaults                    28

ARTICLE IX

MISCELLANEOUS                                              28
9.01.             No Waiver; Cumulative Remedies           28

9.02.             Amendments, Waivers and Consents         28
9.03.             Addresses for Notices, Etc               29
9.04.             Costs, Expenses and Taxes                30
9.05.             Binding Effect; Assignment               30
9.06.             Payments in Respect of Notes             31
9.07.             Intentionally Omitted                    31
9.08.             Indemnification                          31
9.09.             Survival of Representations and
                  Warranties                               31
9.10.             Intentionally Omitted                    31
9.11.             Severability                             31
9.12.             Governing Law                            31
9.13.             Waiver of Right to Jury Trial            31
9.14.             Headings                                 31
9.15.             Sealed Instrument                        32
9.16.             Counterparts                             32
9.17.             Further Assurances                       32
9.18.             Consent to Jurisdiction                  32
9.19.             Effect of Judgment                       32
9.20.             Service of Process                       32
9.21.             No Limitation                            32
9.22.             Specific Performance                     32
9.23.             Actions by Purchaser                     33
9.24.             Judgment Currency                        33

                                    EXHIBITS

2.01            Form of 12% Senior Subordinated Note
2.04            Use of Proceeds
4.02(b)         LTBV Guaranty
4.02(c)         LTF Guaranty
4.02(d)         LT Ireland Guaranty
4.02(e)         LJKK Guaranty
4.02(g)         Opinion of Testa, Hurwitz & Thibeault, LLP
4.02(m)         Opinion of Loeff Claeys Verbeke
4.02(n)         Opinion of A&L Goodbody
6.01            Schedule of Subsidiaries
6.04            Schedule of Litigation
6.07            Schedule of Title Exceptions
6.08(a)         Financial Statements
6.08(c)         Liabilities; Guaranties; Etc.
6.08(d)         Schedule of Indebtedness
6.09            Schedule of Taxes
6.11            Transactions with Affiliates
6.13            Investments in Other Persons
6.17            Schedule of Other Agreements of Officers and Key Employees
6.18            Schedule of Capital Stock, Options and Other Rights
6.19            Schedule of Capital Stock of Subsidiaries
6.21            Schedule of Insurance to be Obtained
6.23            Hazardous or Toxic Materials
6.25            Contracts, etc.
7.02(b)         Indebtedness

                      Lionbridge Technologies Holdings B.V.
                               The Sinus Building
                               Overschiestraat 55
                               1062 HN, Amsterdam
                                 The Netherlands

                                                             As of March 9, 1999

Morgan Stanley Venture Capital Fund II Annex, L.P.
Morgan Stanley Venture Investors Annex, L.P.
1221 Avenue of the Americas

New York, New York  10020

     Re:  12% SENIOR SUBORDINATED NOTES DUE MARCH 9, 2006
          ------------------------------------------------

Ladies and Gentlemen:

     Whereas Lionbridge Technologies Holdings B.V., a company with limited liability incorporated in The Netherlands (together with its successors and assigns, the "Company") has requested Morgan Stanley Venture Capital Fund II Annex, L.P., a Delaware limited partnership ("MSC") and Morgan Stanley Venture Investors Annex, L.P., a Delaware limited partnership ("MSI") to purchase from the Company a 12% Senior Subordinated Note due March 9, 2006 in the original principal amount of $703,758 and a 12% Senior Subordinated Note due March 9, 2006 in the original principal amount of $96,242, respectively. The issuance of such Senior Subordinated Notes are a part of a Two Million Dollar ($2,000,000) financing of Lionbridge Technologies Holdings, Inc., a Delaware corporation (together with its successors and assigns, "LTHI") and certain of its subsidiaries, which financing also includes the issuance to MSC and MSI of LTHI's 12% Senior Subordinated Notes due March 9, 2006 in the original principal amount of $1,055,638 and $144,362, respectively, pursuant to a Senior Subordinated Note Purchase Agreement dated as of the date hereof by and among LTHI, MSC and MSI (as from time to time amended and in effect, the "LTHI Note Purchase Agreement").

                                    ARTICLE I

                                   DEFINITIONS

     1.01. DEFINITIONS. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "AFFILIATE" means, as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

     "AGREEMENT" means this Senior Subordinated Note Purchase Agreement as from time to time amended and in effect between the parties.

     "APPLICABLE LAWS" shall have the meaning assigned to that term in Section 6.05.

     "BANK" means and shall include Silicon Valley Bank, a California-chartered bank, and its successors and assigns, or such other bank or institutional lender which may from time to time be the primary lender to the Company and the Subsidiaries.

     "BUDGET" shall have the meaning assigned to that term in Section 7.03(b).

     "BUSINESS DAY" means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of the Commonwealth of Massachusetts, United States of America.

     "CHANGE OF CONTROL" shall have the meaning assigned to that term in the LTHI Note Purchase Agreement.

     "CLOSING" shall have the meaning assigned to that term in Section 2.02.

     "CLOSING DATE" shall have the meaning assigned to that term in Section
2.02.

     "COMMISSION" means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act).

     "COMPANY" shall have the meaning assigned to that term in the Preamble hereof.

     "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; PROVIDED, HOWEVER, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business.

     "CURRENT LIABILITIES" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding advances made under the Loan Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of the Company or any Subsidiary to a date more than one year from the date of determination, but excluding any Indebtedness incurred by the Company or any Subsidiary that is subordinated to debt owing by the Company or any Subsidiary to the Bank on terms acceptable to the Bank and is identified as such by the Bank.

     "DISTRIBUTION" shall have the meaning assigned to that term in Section 7.02(g).

     "ENVIRONMENTAL LAWS" shall have the meaning assigned to that term in
Section 6.23.

     "EVENTS OF DEFAULT" shall have the meaning assigned to that term in Section 8.01.

     "FINANCIAL STATEMENTS" shall have the meaning assigned to that term in
Section 6.08.

     "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, provided, however, the Purchaser acknowledges that with respect to the financial statements to be delivered to Purchaser pursuant to Section 7.03(b), there may be inconsistencies with GAAP which in the aggregate shall not be material. Unless otherwise specifically stated herein, use of the term "GAAP" means that such principles are applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Company and its Subsidiaries as reflected on the Financial Statements so as to properly reflect the financial condition, and the results of operations and cash flow of the Company and its Subsidiaries.

     "GUARANTIES" means the LTBV Guaranty, the LTF Guaranty, the LT Ireland Guaranty and the LJKK Guaranty.

     "GUARANTORS" means LJKK and the Subsidiary Guarantors, including, without limitation, LTBV, LTF, LT Ireland and LJKK.

     "HAZARDOUS DISCHARGE" shall have the meaning assigned to that term in
Section 6.23.

     "HAZARDOUS MATERIALS" shall have the meaning assigned to that term in
Section 6.23.

     "INDEBTEDNESS" means all (i) indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds, letters of credit and similar instruments, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, and (iv) Contingent Obligations.

     "INITIAL NOTE" and "INITIAL NOTES" shall have the meaning assigned to those terms in Section 2.01.

     "JLSI" means Japanese Language Services, Inc., a Massachusetts corporation, and its successors and assigns.

     "JUDGMENT CURRENCY" shall have the meaning assigned to that term in Section 9.24.

     "JUDGMENT CURRENCY CONVERSION DATE" shall have the meaning assigned to that term in Section 9.24.

     "JUNIOR SUBORDINATED DEBT" means all Indebtedness of the Company and its Subsidiaries, whether outstanding on the date hereof or hereafter created or incurred, which is by its terms subordinate and junior to the Notes on terms acceptable to the holders of the Notes and which is permitted by this Agreement at the time it is created or incurred, and shall include all Indebtedness between the Company or any Subsidiary and any other Subsidiary.

     "LJKK" means Lionbridge Japan K.K., a Japanese corporation, and its successors and assigns.

     "LJKK GUARANTY" shall have the meaning assigned to that term in Section 4.02(e).

     "LOAN AGREEMENT" means that certain Loan Agreement, dated September 26, 1997, by and among the LTHBV, LTBV and the Bank, as amended by Amendment No.1, dated as of May 28, 1998, as it may be further amended from time to time.

     "LTBV" means Lionbridge Technologies B.V., a company with limited liability incorporated in the Netherlands, and its successors and assigns.

     "LTBV GUARANTY" shall have the meaning assigned to that term in Section 4.02(b).

     "LTCI" means Lionbridge Technologies California, Inc., a Delaware corporation, and its successors and assigns.

     "LTF" means Lionbridge Technologies (France), a French company, and its successors and assigns.

     "LTF GUARANTY" shall have the meaning assigned to that term in Section 4.02(c).

     "LTHI" shall have the meaning assigned to that term in the Preamble hereof.

     "LTHI FINANCING" means the issuance and sale to MSC and MSI of the LTHI Notes and the Warrants (as such term is defined in the LTHI Note Purchase Agreement) pursuant to the LTHI Note Purchase Agreement.

     "LTHI NOTES" means collectively (i) the 12% Senior Subordinated Note due March 9, 2006 in the original principal amount of $1,055,638 issued by LTHI to MSC, as from time to time amended and in effect, (ii) the 12% Senior Subordinated Note due March 9, 2006 in the original principal amount of $144,362 issued by LTHI to MSI, as from time to time amended and in effect, and (iii) any note or notes delivered in substitution, replacement or exchange for the notes described in the foregoing clauses (i) and (ii), as such notes from time to time are amended and in effect.

     "LTHI NOTE PURCHASE AGREEMENT" shall have the meaning assigned to that term in the Preamble hereof.

     "LTHI SUBSIDIARY" shall mean any Person that is a Subsidiary (as such term is defined in the LTHI Note Purchase Agreement).

     "LTI" means Lionbridge Technologies, Inc., a Delaware corporation, and its successors and assigns.

     "LT IRELAND" means Lionbridge Technologies Ireland, an unlimited liability company duly incorporated under the laws of Ireland, and its successors and assigns.

     "LT IRELAND GUARANTY" shall have the meaning assigned to that term in
Section 4.02(d). "MATERIAL ADVERSE EFFECT" shall have the meaning assigned to that term in Section 6.01.

     "NEW SENIOR DEBT GUARANTEE" shall have the meaning assigned to that term in
Section 7.01(o).

     "NOTE" or "NOTES" shall have the meanings assigned to such terms in Section 2.01.

     "OBLIGATION CURRENCY" shall have the meaning assigned to that term in
Section 9.24.

     "OPERATIVE DOCUMENTS" shall mean each of this Agreement, the Notes and the Guaranties.

     "PERMITTED LIENS" shall have the meaning assigned to that term in Section 7.02(a).

     "PERSON" means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

     "PURCHASER" shall mean MSC, MSI and any other holder or holders from time to time of any of the Notes.

     "QUALIFYING LIQUIDITY EVENT" shall have the meaning assigned to that term in the LTHI Note Purchase Agreement.

     "SECURITIES" means the Notes.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "SENIOR DEBT" means (i) all Indebtedness of the Company and any of its Subsidiaries for money borrowed from the Bank (including, without limitation, money borrowed from the Bank pursuant to the Loan Agreement) or from other banks or institutional lenders, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the Notes and which is disclosed on the Financial Statements or is permitted by this Agreement at the time it is created or incurred, (ii) all Indebtedness of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness referred to in item (i) above, where the security securing such Indebtedness is substantially the same security as that securing the Indebtedness being refinanced, (iii) all capitalized lease obligations of the Company and any of its Subsidiaries which are permitted by this Agreement at the time they are incurred and (iv) all guarantees by the Company and any of its Subsidiaries which are not by their terms subordinate and junior to the Notes and which are permitted hereby at the time they are made of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii) or (iii) of this sentence had it been indebtedness of the Company.

     "SUBORDINATED DEBT"shall have the meaning assigned to that term in the LTHI Note Purchase Agreement.

     "SUBORDINATION AGREEMENT" shall mean the Subordination and Intercreditor Agreement, dated as of the date hereof, by and among CRL, the Bank and the Company.

     "SUBSIDIARY" or "SUBSIDIARIES" means (i) any corporation more than fifty percent (50%) of whose stock or equity interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Company and/or any one or more of its Subsidiaries, and (ii) any partnership, association, joint venture, limited liability company or other entity in which the Company and/or one or more of its Subsidiaries has more than a fifty percent (50%) equity interest at the time.

     "SUBSIDIARY GUARANTORS" means collectively (i) each Subsidiary which has executed and delivered to the Purchaser a guarantee in form and substance satisfactory to the Purchaser pursuant to which such Subsidiary guarantees all of the obligations of the Company to the Purchaser, including, without limitation, the obligations of the Company hereunder and under the Notes, and
(ii) any LTHI Subsidiary that is a not a Subsidiary hereunder which has executed and delivered a guarantee to the Purchaser pursuant to Section 7.01(p) of the LTHI Note Purchase Agreement.

     "TAXES" shall have the meaning assigned to that term in Section 2.12.

     "TRANSFEREE" shall have the meaning assigned to that term in Section 2.12.

     "US GUARANTIES" means the those certain guaranties executed by JLSI, LTCI, LTI and VTI in favor of MSC and MSI in connection with the LTHI Financing.

     "VTI" means VeriTest, Inc., a California corporation, together with its successors and assigns.

     1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP.

                                   ARTICLE II

                   PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS

     2.01. THE NOTES. The Company has authorized the issuance and sale of (a) the Company's 12% Senior Subordinated Note due March 9, 2006 in the original aggregate principal amount of $703,758 to MSC, and (b) the Company's 12% Senior Subordinated Note due March 9, 2006 in the original aggregate principal amount of $96,242 to MSI. The 12% Senior Subordinated Notes shall be substantially in the form attached to EXHIBIT 2.01 hereto and are herein each referred to individually as an "Initial Note", and collectively the "Initial Notes"; the Initial Notes together with any note or notes delivered in substitution, replacement or exchange therefor are herein referred to collectively as the "Notes." The Notes shall (a) be payable on March 9, 2006 (subject to the redemption thereof required pursuant to Section 2.06) and (b) bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof until paid in full at the rate of twelve percent (12%) per annum, which interest shall be payable quarterly in arrears on the last Business Day of March, June, September and December in each year commencing on March 31, 1999.

     2.02. PURCHASE AND SALE OF THE NOTE. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, the Initial Notes. Such purchase and sale shall take place at a closing (the "Closing") to be held at the offices of Sherburne, Powers, Holland & Knight, at 10:00 a.m. local time, on the date on which this Agreement is executed and delivered (the "Closing Date"). At the Closing, the Company will issue (a) the Initial Note described in clause (a) in Section 2.01 to MSC, dated the Closing Date and payable to the order of MSC, against receipt of funds by wire transfer to an account or accounts designated by the Company prior to the Closing in the amount of $703,758 and (b) the Initial Note described in clause
(b) in Section 2.01 to MSI, dated the Closing Date and payable to the order of MSI, against receipt of funds by wire transfer to an account or accounts designated by the Company prior to the Closing in the amount of $96,242. The parties hereto hereby acknowledge and agree that the purchase and sale of the Initial Notes hereunder is part of an overall financing provided by MSC and MSI to LTHI and its subsidiaries, which financing also includes, among other things, the issuance by LTHI of the LTHI Notes, the delivery of the US Guaranties and the execution and delivery of the LTHI Note Purchase Agreement.

     2.03. INTENTIONALLY OMITTED.

     2.04. USE OF PROCEEDS. The Company agrees to use the full proceeds from the sale of the Note for the purposes and as set forth on EXHIBIT 2.04 attached hereto.

     2.05. PAYMENTS AND ENDORSEMENTS. Payments of principal, interest and premium, if any, on the Notes (and all payments hereunder and under any other Operative Document) shall be made in United States Dollars without setoff or counterclaim directly by check duly mailed or delivered to the Purchaser at its address referred to in Section 9.03 hereof, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note. All payments and prepayments of principal of and interest on the Notes shall be applied (to the extent thereof) to all of the Notes PRO RATA based on the principal amount outstanding and held by each holder thereof.

     2.06. REDEMPTIONS.

          (a) REQUIRED PERIODIC REDEMPTION. On the last Business Day of March, June, September and December of each year beginning on March 31, 2003 through and including December 31, 2005, the Company agrees to redeem, without premium or penalty, $66,666.66 in aggregate principal amount of the Notes, or such lesser amount as may then be outstanding, together with all accrued and unpaid interest and penalties, if any, then due on the amount so redeemed. On the stated or accelerated maturity of the Notes, the Company agrees to pay the principal amounts of the Notes then outstanding together with all accrued and unpaid interest and penalties, if any, then due thereon. Except as set forth in
Section 2.06(b), no optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

          (b) REQUIRED REDEMPTIONS IN THE EVENT OF A QUALIFYING LIQUIDITY EVENT. In the event and upon the closing of a Qualifying Liquidity Event, the Company agrees to redeem, without premium, all of the outstanding Notes, together with all accrued and unpaid interest and penalties, if any, then due thereon.

          (c) OPTIONAL REDEMPTIONS. In addition to the redemptions of the Notes required under Sections 2.06(a) and (b), the Company may, at any time and from time to time, redeem, without premium or penalty, the Notes, in whole or in part (in integral multiples of $1,000), together with interest due on the amount so redeemed through the date of redemption. Partial redemptions made as provided in this Section 2.06(c) shall, to the extent thereof, be applied first to reduce the principal due at maturity of the Notes and next to reduce the payments required by Section 2.06(a) in inverse order of maturity thereof.

          (d) NOTICE OF REDEMPTIONS; PRO RATA REDEMPTIONS. Notice of any required redemption pursuant to Section 2.06(a) or (b) or of any optional redemption pursuant to Section 2.06(c) shall be given to all registered holders of the Notes at least ten (10) Business Days prior to the date of such redemption. Each redemption of Notes pursuant to Section 2.06(a), (b) or (c) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all Notes as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all of the Notes then outstanding.

     2.07. DEFAULT RATE OF INTEREST. If an Event of Default has occurred and is continuing, from and after the date thirty (30) days after the date such Event of Default occurred, the entire outstanding unpaid principal balance of the Notes and any matured but unpaid interest from time to time due thereon shall bear interest, payable on demand, at the rate of fifteen percent (15%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law; PROVIDED, HOWEVER, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall again bear interest at the rates set forth in Section 2.01.

     2.08. MAXIMUM LEGAL RATE OF INTEREST. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.

     2.09. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.

     2.10. TRANSFER AND EXCHANGE OF NOTES. The holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange to any Affiliate of such holder. Any holder desiring to transfer or exchange any Note shall first notify the Company in writing at least five (5) days in advance of such transfer or exchange. Within a reasonable time after such notice to the Company from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Affiliate or Affiliates of the holder, Person or Persons, or assigns, as the holder of such surrendered Note or Notes may designate (subject to Section 9.05), and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

     2.11. REPLACEMENT OF NOTES. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; PROVIDED, HOWEVER, if any Note of which a Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder's written agreement to indemnify the Company.

     2.12. TAXES. Any and all payments by the Company hereunder and under any other Operative Document shall be made free and clear of, and without deduction for any and all past, current or future taxes, levies, imposts, deductions, charges, penalties, costs or withholdings, and all liabilities with respect thereto, EXCLUDING income or franchise taxes imposed on the net income of MSC and MSI (or any transferee or assignee thereof permitted under Section 9.05 (any such entity a "Transferee")) by the jurisdictions in which MSC and MSI (or any Transferee) are organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, penalties, costs, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Company shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Operative Document to MSC and MSI (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) MSC or MSI (or any Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions for Taxes been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. In addition, the Company agrees to pay to the relevant governmental authority in accordance with applicable law any past, current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or under any other Operative Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Operative Document.

                                   ARTICLE III

                 PRO RATA PARTICIPATION IN NEW SUBORDINATED DEBT

     3.01. RIGHT TO PURCHASE NEW SUBORDINATED DEBT. Prior to issuing any Subordinated Debt of the Company or any of its Subsidiaries to any Person after the date hereof (other than any such Subordinated Debt issued to a seller in connection with an acquisition by the Company or any of its Subsidiaries involving such seller), the Company will give, or cause such Subsidiary to give, to each holder of any Note or Notes the right to purchase, on the same terms and subject to the same conditions, the same proportion of the Subordinated Debt proposed to be sold by the Company or such Subsidiary as the original principal amount of the Notes and LTHI Notes held by each such holder bears to the aggregate principal amount of Subordinated Debt outstanding at that time. Any such right of purchase shall be exercisable for a period of thirty (30) days after all of the holders have received written notice of a proposed issuance of Subordinated Debt (and any such notice by the Company or any Subsidiary shall be given not less than thirty (30) nor more than ninety (90) days prior to any such issuance). The Company shall be entitled to sell to any Person any Subordinated Debt not purchased by the holders of the Notes pursuant to this Section 3.01:
(i) during the period ending six (6) months after the date of the Company's or its Subsidiary's notice to such holders and (ii) at not less than the same price and upon terms not materially less favorable to the Company or its Subsidiary than those offered to the holders of the Notes, but may not otherwise sell such Subordinated Debt without renewed compliance with this Section 3.01.

                                   ARTICLE IV

                      CONDITIONS TO PURCHASER'S OBLIGATION

     The obligation of the Purchaser to purchase and pay for the Note at the Closing is subject to the following conditions, all or any of which may be waived in writing by the Purchaser:

     4.01. REPRESENTATIONS AND WARRANTIES. Each of the representations of the Company set forth in Article VI hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the sale of the Notes.

     4.02. DOCUMENTATION AT CLOSING. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its counsel:

          (a) The Initial Notes duly executed and delivered by the Company.

          (b) A guaranty from LTBV in substantially the form attached hereto as
EXHIBIT 4.02(b) (the "LTBV Guaranty").

          (c) A guaranty from LTF in substantially the form attached hereto as
EXHIBIT 4.02(c) (the "LTF Guaranty").

          (d) A guaranty from LT Ireland in substantially the form attached hereto as EXHIBIT 4.02(d) (the "LT Ireland Guaranty").

          (e) A guaranty from LJKK in substantially the form attached hereto as
EXHIBIT 4.02(e) (the "LJKK Guaranty").

          (f) A certified copy of all charter documents of the Company and each of the Guarantors; a certified copy of the resolutions of the Board of Directors and, to the extent required, the stockholders of the Company and each of the Guarantors evidencing approval, as applicable, of this

Agreement, the Operative Documents and all other matters contemplated hereby and thereby; a certified copy of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Operative Documents and all other matters contemplated hereby or thereby.

          (g) A favorable opinion of Testa, Hurwitz & Thibeault, LLP, counsel for the Company and Guarantors, in substantially the form attached hereto as
EXHIBIT 4.02(g).

          (h) Certificates from duly authorized representatives of the Company and each of the Guarantors acceptable to the Purchaser which shall certify the names and titles of the persons authorized to sign this Agreement, the Operative Documents and any other documents or certificates to be delivered pursuant hereto or thereto by the Company and each of the Guarantors, together with the true signatures thereof. The Purchaser may conclusively rely on such certificates until it shall receive further certificates from a duly authorized representative of the Company and each of the Guarantors canceling or amending the prior certificate and submitting the signatures of the persons and their respective titles named in such further certificate.

          (i) A certificate from a duly authorized officer of the Company stating that the representations and warranties contained in Article VI hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Operative Documents which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          (j) An executed Subordination Agreement, which shall be in form and substance satisfactory to the Purchaser and its counsel.

          (k) Payment for the costs, expenses, taxes and filing fees identified in Section 9.04 as to which the Purchaser gives the Company notice prior to the Closing.

          (l) A certificate from a duly authorized officer of the Company stating that all the conditions set forth in this Article IV have been satisfied, other than those, if any, waived by the Purchaser in writing.

          (m) A favorable opinion of Loeff Claeys Verbeke, counsel to the Purchaser, in substantially the form attached hereto as EXHIBIT 4.02(m).

          (n) A favorable opinion of A&L Goodbody, counsel to the Purchaser, in substantially the form attached hereto as EXHIBIT 4.02(n).

          (o) Such other documents referenced in any Exhibit hereto or relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

     4.03 CLOSING OF LTHI FINANCING. All documents in connection with the LTHI Financing, including, without limitation the LTHI Note Purchase Agreement, the LTHI Notes, the Warrants (as such term is defined in the LTHI Purchase Agreement), the US Guaranties and such other documents referenced in any exhibit thereto or otherwise relating to the transactions contemplated by the LTHI Note Purchase Agreement shall have been executed and delivered to the Purchaser.

     4.04. NO DEFAULT. At the time of and immediately after giving effect to the sale of the Notes there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

     4.05. WAIVERS AND CONSENTS. The Company shall have obtained any waivers or consents that may be required under the Loan Agreement and any other agreement to which the Company or any of its Subsidiaries is a party in order to enter into this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby and such waiver or consents shall have been delivered to the Purchaser.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     5.01. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants as follows:

          (a) It has duly authorized, executed and delivered this Agreement and such of the Operative Documents as require execution by it.

          (b) Its present intention is to acquire the Securities to be issued to it for its own account.

          (c) The Securities to be issued to it are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that, except as otherwise provided herein, the disposition of its property shall at all times be within its control.

          (d) It acknowledges that it has reviewed and discussed the Company's business, affairs and current prospects with such officers of the Company and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement. It further acknowledges that it has requested, received and reviewed such information, undertaken such investigation and made such further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with such transactions, PROVIDED, HOWEVER, no investigation made heretofore or hereafter by it or on its behalf shall have any effect whatsoever on the representations and warranties of the Company hereunder, each of which will survive any such investigation.

          (e) It understands that it must bear the economic risk of its investment in the Securities issued to it for an indefinite period of time because such Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in this Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. It also understands that it is not contemplated by the Company that any registration will be made under the Securities Act or any state securities laws, or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities to be issued to it.

          (f) It represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities. It further represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Commission under the Securities Act with respect to the purchase of the Notes.

          (g) No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by it or any of its agents.

          (h) It hereby acknowledges that the Initial Note to be issued to it shall bear a legend substantially in the following form:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     6.01. ORGANIZATION AND STANDING OF THE COMPANY AND SUBSIDIARIES; OWNERSHIP. The Company and each of its Subsidiaries is a corporation duly organized (to the extent applicable), duly incorporated (to the extent applicable), validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization or incorporation and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a material adverse effect on the business, assets, liabilities, financial condition, or on the results of operations of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Except as set forth on EXHIBIT 6.01 attached hereto, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     6.02. CORPORATE ACTION. The Company and each of the Guarantors has all necessary corporate power and has taken all corporate, stockholder and other action required to make, as applicable, all the provisions of this Agreement, the Operative Documents and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be. The Company and each of the Guarantors has duly executed and delivered, as applicable, this Agreement, each of the Operative Documents and each other agreement and instrument executed by it in connection herewith and therewith and each is a legal, valid and binding obligation of the Company and the Guarantors as applicable, enforceable against the Company and the Guarantors as applicable, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

     6.03. GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company or any of the Subsidiaries of, or for the performance by the Company or any of the Subsidiaries of their respective obligations under, this Agreement or any of the Operative Documents.

     6.04. LITIGATION. Except as set forth on EXHIBIT 6.04 attached hereto, there is no litigation, action or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, affecting any of their respective properties or assets, or against any officer, key employee or principal stockholder of the Company or any of its Subsidiaries where such litigation, proceeding or investigation (i) either individually or in the aggregate would have a Material Adverse Effect, (ii) might call into question the validity of this Agreement, any Operative Document or any action taken by the Company or any of its Subsidiaries or to be taken pursuant hereto or thereto or (iii) seeks to prevent the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement, nor, to the best knowledge of the Company, has there occurred any event on the basis of which any litigation, proceeding or investigation meeting the criteria of (i), (ii) or (iii) above might properly be instituted. Except as set forth on EXHIBIT 6.04, neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any of their respective officers, key employees or principal stockholders (in their capacities as such), is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company or any of its Subsidiaries.

     6.05. COMPLIANCE WITH LAW. The Company and each of its Subsidiaries is in compliance in all respects with the terms and provisions of this Agreement and of its charter documents and by-laws and in all material respects with the terms and provisions of all judgments, decrees, governmental orders, statutes, rules and regulations to which it and its properties and assets are subject (collectively, the "Applicable Laws"). Neither the execution and delivery of this Agreement and the Operative Documents, nor the consummation of any transactions contemplated hereby or thereby, has constituted or resulted in, or will constitute or result in, a violation of any provision of any Applicable Law.

     6.06. FEDERAL RESERVE REGULATIONS. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

     6.07. TITLE TO ASSETS, PATENTS. Except as set forth on EXHIBIT 6.07 attached hereto, the Company and each of its Subsidiaries has good and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent balance sheet of the Company included in the Financial Statements, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business), free of any mortgages, pledges, charges, liens, security interests or other encumbrances. Except as set forth on EXHIBIT 6.07, the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases under which it is operating, and all of said leases are valid and subsisting and in full force and effect. Except as set forth on EXHIBIT 6.07, the Company and each of its Subsidiaries owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. Except as set forth on EXHIBIT 6.07, neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any such intellectual property rights nor has the Company or any of its Subsidiaries granted to any Person any license or other rights to use in any manner any of such intellectual property rights.

     6.08. FINANCIAL INFORMATION. (a) Attached hereto as EXHIBIT 6.08(a) are true, correct and complete copies of (i) the audited balance sheet of LTHI and its subsidiaries as of December 31, 1997 and the related statements of income and retained earnings and of cash flows for the fiscal year then ended, certified by PricewaterhouseCoopers, LTHI's independent public accountants (including the notes thereto) and (ii) the unaudited balance sheet of LTHI and its subsidiaries as of December 31, 1998, and the related statements of income and retained earnings for the 12-month period then ended ((i) and (ii) collectively the "Financial Statements"). All Financial Statements have been prepared in accordance with GAAP, subject to normal year-end audit adjustments, and consistent with prudent business management practices, are complete in all material respects and fairly present the financial position of LTHI and its subsidiaries as of the respective dates thereof and results of operations and changes in financial position of LTHI and its subsidiaries for each of the periods then ended.

          (b) Since December 31, 1998, there has been no material adverse change in the business, assets, liabilities, condition (financial or other), or in the results of operations or prospects of the Company and its Subsidiaries taken as a whole.

          (c) Except as disclosed on EXHIBIT 6.08(c) attached hereto, neither the Company nor any of its Subsidiaries has any liability, contingent or otherwise, not disclosed in the Financial Statements or in the notes thereto that could, together with all such other liabilities, have a Material Adverse Effect, nor does the Company have any reasonable grounds to know of any such liability.

          (d) A schedule of Indebtedness of the Company and its Subsidiaries as of December 31, 1998 (including lease obligations required to be capitalized in accordance with GAAP) is attached hereto as EXHIBIT 6.08(d).

     6.09. TAXES. Except as described on EXHIBIT 6.09 attached hereto, the Company and each of its Subsidiaries has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. The Company does not know of any material additional assessments or adjustments pending or threatened against the Company or any of its Subsidiaries for any period, nor of any basis for any such assessment or adjustment. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

     6.10. INTENTIONALLY OMITTED.

     6.11. TRANSACTIONS WITH AFFILIATES. Except as set forth on EXHIBIT 6.11 attached hereto, there are no loans, leases, royalty agreements or other continuing transactions between the Company or any of its Subsidiaries, on the one hand, and any Person owning, or who did own at any time within the two-year period preceding the date of this Agreement, five percent (5%) or more of any class of capital stock of the Company or other entity controlled by such stockholder or a member of such stockholder's family, on the other hand.

     6.12. ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Except as disclosed on EXHIBIT 6.08(c) hereto, neither the Company nor any of its Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

     6.13. LOANS TO OTHER PERSONS. Except as set forth on EXHIBIT 6.13 attached hereto, neither the Company nor any of its Subsidiaries has made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is the Company or any of its Subsidiaries obligated or committed to make any such loan or advance.

     6.14. SECURITIES ACT. Neither the Company nor anyone acting on its behalf has offered any of the Notes or similar securities, or solicited any offers to purchase or made any attempt by preliminary conversation or negotiations to dispose of the Notes or similar securities, within the meaning of all applicable federal and state securities laws, to any Person other than (i) the Purchaser, and (ii) no more than twenty-five (25) other Persons, each of which is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act), and no Person other than the Purchaser will purchase any Notes or similar securities. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Note under the registration provisions of the Securities Act.

     6.15. DISCLOSURE. Neither this Agreement, the Financial Statements, the Operative Documents, nor any other agreement, document, certificate or written statement furnished to the Purchaser or the Purchaser's counsel by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company or any of its executive officers which has not been disclosed herein or otherwise by them to the Purchaser and which has a Material Adverse Effect, or in the future in their opinion could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company has no knowledge of any specific existing, pending or planned patent, invention or device which would have a Material Adverse Effect.

     6.16. NO BROKERS OR FINDERS. As of the Closing, no Person had, has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company, any of its Subsidiaries or any or its or their agents.

     6.17. OTHER AGREEMENTS OF OFFICERS. Except as set forth on EXHIBIT 6.17 attached hereto, no officer or key employee of the Company or any of its Subsidiaries is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which has a Material Adverse Effect, or in the future may (so far as the Company can reasonably foresee) have a Material Adverse Effect. To the best knowledge of the Company, no officer or key employee of the Company or any of its Subsidiaries has any present intention of terminating his employment with the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any present intention of terminating any such employment.

     6.18. CAPITALIZATION OF THE COMPANY; STATUS OF CAPITAL STOCK. The Company has a total authorized capitalization consisting of 1,750 shares of capital stock, NLG 100 par value per share. A complete list of the outstanding capital stock of the Company and the names in which such capital stock of the Company is registered is set forth on EXHIBIT 6.18 attached hereto. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable. Except as otherwise set forth on EXHIBIT 6.18, there are no options, warrants or rights to purchase shares of capital stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. Except as otherwise set forth on EXHIBIT 6.18, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant state and federal securities laws. Except as set forth in this Agreement or as otherwise set forth on EXHIBIT 6.18, no holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party, or which are otherwise binding upon the Company. The issuance of the Notes will not trigger any preemptive or similar right on the part of any party.

     6.19. CAPITAL STOCK OF SUBSIDIARIES. Except as set forth on EXHIBIT 6.19 attached hereto, the Company owns all of the outstanding capital stock of each of the Subsidiaries, beneficially and of record, free and clear of all liens, encumbrances, restrictions and claims of every kind. All the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized, are validly issued and are fully paid and nonassessable. There are no options, warrants or rights to purchase shares of capital stock or other securities of any of the Subsidiaries authorized, issued or outstanding, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

     6.20. LABOR RELATIONS. To the best knowledge of the Company, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company or any of its Subsidiaries. There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board or similar board against the Company or any of its Subsidiaries. Furthermore, to the best knowledge of the Company, relations with employees of the Company and its Subsidiaries are good and there is no reason to believe that any material labor difficulties will arise in the foreseeable future.

     6.21. INSURANCE. Except as set forth on EXHIBIT 6.21 attached hereto, the Company and each of its Subsidiaries has insurance covering its properties and business adequate and customary for the type and scope of its properties and business.

     6.22. BOOKS AND RECORDS. The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all material information relating to the business of the Company and its Subsidiaries, the nature, acquisition, maintenance, location and collection of the assets of the Company and its Subsidiaries, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company and its Subsidiaries.

     6.23. HAZARDOUS AND TOXIC MATERIALS. Except as set forth in EXHIBIT 6.23 attached hereto, (a) to the best knowledge of the Company and each of its Subsidiaries, no hazardous or toxic waste or substance or any other contaminant or pollutant including without limitation any oil or pesticide ("Hazardous Materials") have been generated, used, treated or stored on, or transported to or from, any of the property owned, leased or operated by the Company or any of its Subsidiaries except in compliance with all applicable Environmental Laws,
(b) to the best knowledge of the Company and its Subsidiaries, there have been no spills, discharges, releases or cleanups of any Hazardous Materials ("Hazardous Discharges") on any of the property owned, leased or operated by the Company or any of its Subsidiaries, except such Hazardous Discharges which do not violate any federal, state or local laws, ordinances, rules, regulations, or policies existing or enacted relating to the environment, health and safety, any Hazardous Discharges or to industrial hygiene or environmental conditions (collectively "Environmental Laws"), (c) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any property owned, leased or operated by the Company or any of its Subsidiaries, and (d) there are no pending or, to the best knowledge of the Company and its Subsidiaries, threatened claims relating to the foregoing against the Company, any of its Subsidiaries or the property owned, leased or operated by the Company or its Subsidiaries.

     6.24. REGISTRATION RIGHTS. No Person has demand or other rights to cause the Company to file any registration statement under the Securities Act or any other statute or law relating to any securities of the Company or any right to participate in any such registration statement.

     6.25. OTHER AGREEMENTS. Except as explicitly disclosed and described in the Financial Statements or as set forth on EXHIBIT 6.25 attached hereto, neither the Company nor any of its Subsidiaries is a party to any written or oral contract or instrument or other corporate restriction the due performance of which individually or in the aggregate could have a Material Adverse Effect. Except as specifically contemplated by this Agreement or as set forth on said
EXHIBIT 6.25, neither the Company nor any of its Subsidiaries is a party to any written or oral:

          (a) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

          (b) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company or any of its Subsidiaries;

          (c) guaranty of any obligation for borrowed money or otherwise;

          (d) voting trust, stockholders agreement, pledge agreement or buy-sell agreement relating to any securities of the Company which shall be in effect after the Closing except to the extent contemplated hereunder; or

          (e) agreement or obligation (contingent or otherwise) to issue or sell or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities.

The Company, each Subsidiary, and, to the best knowledge of the Company, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in material default under, any lease, agreement or contract now in effect to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its property may be bound. The Company and the Subsidiaries currently have no expectation or intention of not fully performing all their obligations under each such lease, contract or other agreement, and the Company has no knowledge of any material breach or anticipated material breach by the other party to any contract or commitment to which the Company or any of its Subsidiaries is a party.

     6.26. CUSTOMERS, VENDORS AND SUPPLIERS. None of the customers of the Company and the Subsidiaries or vendors or suppliers of merchandise or supplies to the Company and the Subsidiaries has canceled or otherwise terminated or made any threat to cancel or otherwise terminate its relationship with the Company or any Subsidiary, nor has any such customer, vendor or supplier indicated an intent or desire to materially decrease its sales volume or purchase volume, as the case may be, with the Company or any Subsidiary, except where any such cancellation, termination, threat to cancel or terminate or intent or desire to decrease its sales volume or purchase volume would not have a Material Adverse Effect.

     6.27. NO VIOLATIONS. Neither the execution and delivery of this Agreement and the Operative Documents, nor the consummation of any of the transactions contemplated hereby or thereby, by the Company, will (a) violate, conflict with, or result in a breach or default under any provision of the charter documents of the Company, (b) violate any provision of any Applicable Laws, or (c) result in a violation or breach by the Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Company (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound.

                                   ARTICLE VII

                            COVENANTS OF THE COMPANY

     7.01. AFFIRMATIVE COVENANTS OF THE COMPANY OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the later of the repayment in full of
(i) the aggregate outstanding principal balance of the Notes, together with all interest and penalties, if any, due thereon, or (ii) the aggregate outstanding principal balance of the LTHI Notes, together with all interest and penalties, if any due thereon, it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

          (a) PUNCTUAL PAYMENT. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

          (b) PAYMENT OF TAXES AND TRADE DEBT. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all material lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or the Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

          (c) MAINTENANCE OF INSURANCE. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

          (d) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to remain so qualified would not, either individually or in the aggregate, have a Material Adverse

Effect; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e). Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business, except such licenses, other rights and copyrights which are part of a transfer of assets permitted by
Section 7.02(e).

          (e) COMPLIANCE WITH LAWS. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could have a Material Adverse Effect.

          (f) INSPECTION RIGHTS. At any reasonable time and from time to time, but not more frequently than twice in any 12-month period unless an Event of Default shall have occurred and is continuing, permit the Purchaser or any of its agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants. All reasonable out-of-pocket expenses of the Purchaser (or its agents or representatives), the Company or any Subsidiary incurred in connection with such inspection rights shall be borne by the Company, such amount not to exceed $10,000 (or its equivalent in any other currency) per annum.

          (g) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with the generally accepted accounting principles recognized in the country in which the Company and each Subsidiary was organized or incorporated, respectively.

          (h) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, except such properties which are part of a transfer of assets permitted by Section 7.02(e).

          (i) INTENTIONALLY OMITTED.

          (j) INTENTIONALLY OMITTED.

          (k) INTENTIONALLY OMITTED.

          (l) NOTICE OF DEFAULT OF SENIOR DEBT. The Company shall provide the holders of the Notes with written notice promptly upon an event of default under the Senior Debt or upon the occurrence of an event which, with the giving of notice or passage of time or both, would result in an event of default under the Senior Debt.

          (m) INTENTIONALLY OMITTED.

          (n) INTENTIONALLY OMITTED.

          (o) SUBSIDIARY GUARANTORS. Within five (5) Business Days after any Subsidiary which is not a Subsidiary Guarantor on the date hereof guarantees any Senior Debt (each a "New Senior Debt Guarantee"), the Company shall cause such Subsidiary to execute and deliver to the Purchaser a guarantee in form and substance satisfactory to the Purchaser pursuant to which such Subsidiary guarantees all of the obligations of the Company to the Purchaser, including, without limitation, the obligations of the Company hereunder and under the Notes, together with any other documents as the Purchaser may reasonably request.

     7.02. NEGATIVE COVENANTS OF THE COMPANY. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the later of the repayment in full of (i) the aggregate outstanding principal balance of the Notes, together with all interest and penalties, if any, due thereon, or (ii) the aggregate outstanding principal balance of the LTHI Notes, together with all interest and penalties, if any due, thereon, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

          (a) LIENS. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances (collectively, "Permitted Liens"):

               (i) for taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

               (ii) imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

               (iii) arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

               (iv) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

               (v) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

               (vi) arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

               (vii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

               (viii) described on EXHIBIT 6.07 which secure the Indebtedness set forth on EXHIBIT 6.08(d), provided that no such lien is extended to cover other or different property of the Company or any Subsidiary;

               (ix) liens which secure Indebtedness permitted by Section 7.02(b); and

               (x) other liens or encumbrances arising in the ordinary course of business not incurred in connection with the borrowing of money which do not interfere in any material respect with the conduct of the business of the Company and its Subsidiaries.

          (b) INDEBTEDNESS. Without the prior written consent of the Purchaser, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness other than (1) Senior Debt, provided that the provisions of Section 7.02(b) of the LTHI Note Purchase Agreement are not violated; (2) an unlimited amount of Junior Subordinated Debt outstanding at any time on a consolidated basis, PROVIDED that the incurrence and maintenance of all such Indebtedness will not result in the Company's or any Subsidiary's failure to comply with any of the provisions of Article VII hereof;
(3) Indebtedness described in EXHIBIT 7.02(b), PROVIDED, HOWEVER, that neither the Company, nor any Subsidiary shall make an intercompany loan to a Subsidiary that is not a Subsidiary Guarantor (as such term is defined under this Agreement and as such term is defined under the LTHI Note Purchase Agreement).

          (c) INTENTIONALLY OMITTED.

          (d) ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except by the Company or any Subsidiary with respect to any Indebtedness of the Company or any Subsidiary which is permitted by this Agreement.

          (e) INTENTIONALLY OMITTED.

          (f) INVESTMENTS IN OTHER PERSONS. Without the prior written consent of the Purchaser, make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets or other property of, obligations of, or any interest in, any Person, except:

               (i) investments by the Company or any Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America or any U.S. government agency having a maturity of not more than one year from the date of acquisition;

               (ii) investments by the Company or any Subsidiary in certificates of deposit, money market accounts, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aal or higher, and whose commercial paper (if rated) is rated Prime 1 by Moody's Investors Service, Inc.;

               (iii) loans from a Subsidiary to the Company or another Subsidiary or from the Company to a Subsidiary;

               (iv) investments by the Company or any Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

               (v) reasonable advances to employees for travel, relocation or other business expenses in accordance with the ordinary course of business; and

               (vi) loans or advances to employees to enable employees to exercise vested stock options.

          (g) DISTRIBUTIONS. Without the prior written consent of the Purchaser, declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"); provided, however, that nothing herein contained shall prevent:

               (i) the Company from delivering or making payments of cash or stock dividends to the holders of its capital stock; or

               (ii) any Subsidiary from declaring or making payment of cash or stock dividends, returns of capital or distributions of assets to the Company or another Subsidiary;

if in the case of any such transaction the Distribution can be made in compliance with the other terms of this Agreement.

          (h) DEALINGS WITH AFFILIATES. Without the prior written consent of the Purchaser, enter or permit any Subsidiary to enter into any transaction with any holder of five percent (5%) or more of any class of capital stock of LTHI, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock, except on an arms-length basis on terms no less favorable to the Company or Subsidiary as it could obtain from an unrelated party.

          (i) MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except (i) to the Company or another Subsidiary, or (ii) to any director of a Subsidiary to the extent the issuance to any such director of any such capital stock is required under applicable law; PROVIDED, HOWEVER, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by Section 7.02(e).

          (j) CHANGE IN NATURE OF BUSINESS. Without the prior written consent of the Purchaser, make, or permit any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof.

          (k) NO AMENDMENT OF CHARTER DOCUMENTS OR BYLAWS. Without the prior written consent of the Purchaser, amend or alter its charter documents or bylaws in any manner which would have an adverse impact upon the interests of the Purchaser. Prior to making any amendment or alteration to its charter documents or bylaws, the Company shall give the Purchaser five (5) days prior written notice thereof. In the event the Purchaser reasonably believes that such amendment or alteration would have an adverse effect upon its interests and the Purchaser so notifies the Company prior to the expiration of such five (5) day period, the Company shall not so amend or alter its charter documents or bylaws.

          (l) INTENTIONALLY OMITTED.

     7.03. REPORTING REQUIREMENTS. The Company will furnish to the holders of the Notes:

          (a) as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto;

          (b) as soon as available and in any event within thirty (30) days after the end of each month, consolidated and consolidating balance sheets of LTHI and its subsidiaries as of the end of such month and consolidated and consolidating statements of income and retained earnings and of cash flows of LTHI and its subsidiaries for such month and for the periods commencing at the end of the previous fiscal year and ending with the end of such month, and with respect to each quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the operating Budget for the current year (the "Budget"), all in reasonable detail, in a format reasonably satisfactory to the Purchaser, and duly certified (subject to normal year-end adjustments) by the chief financial officer of the Company as having been prepared in accordance with GAAP, subject to normal year-end audit adjustments, and including a discussion by the Company's management of any variance from the Budget;

          (c) at the time of delivery of each monthly statement, a certificate, executed by the chief financial officer of the Company, stating that such officer has caused this Agreement and the Notes to be reviewed and has no knowledge of any Event of Default or default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or the Notes or, if such officer has such knowledge, specifying such Event of Default or default and the nature thereof, and setting forth computations in reasonable detail demonstrating compliance with the provisions of subsections 7.02(b) and
(d);

          (d) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 6.04;

          (e) simultaneously as they are sent to the Bank, copies of all financial statements, and upon written request, reports and other information delivered by the Company to the Bank;

          (f) promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Commission;

          (g) such other information respecting the business, assets, liabilities, financial condition, results of operations or prospects of the Company or any of its Subsidiaries as the Purchaser may from time to time reasonably request, and to make available to the Purchaser and its representatives, members of management and employees with significant responsibilities for the purposes of updating the Purchaser as to the condition of the Company and its Subsidiaries; and

          (h) simultaneously with any Subsidiary entering into a New Senior Debt Guarantee, a copy of such guarantee, together with all other documents executed in connection therewith.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

     8.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Company or LTHI shall fail to pay any installment of principal of any of the Notes or any of the LTHI Notes, respectively, when due; or

          (b) The Company or LTHI shall fail to pay any interest or premium, if any, on any of the Notes or any of the LTHI Notes, respectively, when due and such failure shall continue for five (5) days; or

          (c) The Company shall default in the performance of any covenant contained in Section 7.02 which default shall remain uncured for twenty (20) days or more; or

          (d) There shall be an Event of Default under the LTHI Loan Agreement or any documents or agreements executed in connection therewith;

          (e) Any representation or warranty made by the Company in this Agreement or by the Company (or any of its officers) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect; or

          (f) The Company or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Notes on its part to be performed or observed and any such failure remains unremedied for twenty (20) days after written notice thereof shall have been given to the Company by any registered holder of the Notes; or

          (g) The Company or any Subsidiary shall fail to pay any Indebtedness for borrowed money exceeding $1,000,000 (or its equivalent in any other currency) owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

          (h) The occurrence of an event of default or default under any document, instrument, note or agreement evidencing or relating to any Senior Debt, including, without limitation, Indebtedness of the Company and any of its Subsidiaries for money borrowed from the Bank pursuant to the Loan Agreement.

          (i) The Company, any of the Guarantors or LTHI shall be involved in financial difficulties evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary proceeding under Title 11 of the United States Code as from time to time in effect, or foreign bankruptcy, insolvency, receivership, examination or similar law, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary proceeding; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary proceeding under said Title 11, or foreign bankruptcy, insolvency, receivership or similar law, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to timely controvert any such proceeding or the material allegations of any such petition;
(iv) by the entry of an order for relief in any involuntary proceeding commenced under said Title 11, or foreign bankruptcy, insolvency, receivership, examination or similar law; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, or similar bankruptcy, insolvency, receivership, examination or similar law, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
(vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver, examiner, trustee, custodian, sequestrator or similar official for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver, examiner, trustee, custodian, sequestrator or similar official for all or a substantial part of its property;

          (j) A Change of Control occurs with respect to the Company or any of its material direct or indirect subsidiaries which is not consented to by the holders of at least a majority of the principal amount of the Notes then outstanding; or

          (k) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy;

          then, and in any such event listed in Section 8.01(a) through (k),

     (1) the Purchaser may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsections 8.01(i) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, and

     (2) the holders of the Notes may proceed to protect and enforce their respective rights against the Company in such manner as they may elect, including without limitation, proceeding to protect and enforce their respective rights by suit in equity (including without limitation a suit for rescission), action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement.

     8.02. ANNULMENT OF DEFAULTS. Section 8.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, then and in every such case the holders of at least a majority of the principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of any holder of any Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9.02. AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement, the Notes or the other Operative Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company
(x) shall obtain consent thereto in writing from the holder or holders of at least a majority in principal amount of all Notes then outstanding, and (y) shall deliver copies of such consent in writing to any holders who did not execute the same; PROVIDED that no such consent shall be effective to reduce the principal or interest payable on any Note or extend the maturity of the Notes without the consent of the holder thereof or to reduce the percentage of the Notes the consent of the holders of which is required under this Section 9.02. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holders who did not execute the same.

     9.03. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

            IF TO THE COMPANY:

                           c/o Lionbridge Technologies Holdings, Inc.
                           950 Winter Street
                           Waltham, MA  02154
                           Attention:  Chief Financial Officer
                           Telecopy No.:  (781) 890-3122

            WITH A COPY TO:

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA  02110
                           Attention:  George W. Lloyd, Esq.
                           Telecopy No.:  (617) 248-7100

            IF TO MSC AND
            MSI:

                           Morgan Stanley Venture Capital Fund II, Annex, L.P. Morgan Stanley Venture Investors Annex, L.P.
                           1221 Avenue of the Americas

                           New York, NY  10020
                           Attention:  Debra Abramovitz
                           Telecopy No.: (212) 762-8424

            WITH A COPY TO:

                            Holland & Knight LLP
                            One Beacon Street
                            Boston, MA  02108
                            Attention:  Lawrence D. Bradley, Esq.
                            Telecopy No.: (617) 523-6850

            IF TO ANY OTHER HOLDER OF THE NOTES:

                            at such holder's address for notice as set forth in the transfer records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

     9.04. COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand all reasonable costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Operative Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all costs and expenses of the Purchaser in connection with the amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Notes, the other Operative Documents, and other instruments and documents to be delivered hereunder and thereunder. Notwithstanding the preceding sentence, and in addition to the provisions of such sentence, the Company agrees to pay on demand all reasonable fees and out-of-pocket expenses of Holland & Knight LLP, counsel to the Purchaser, in connection with the transactions contemplated by this Agreement, including any amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Notes, the Operative Documents, and other instruments and documents to be delivered hereunder and thereunder. In addition, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the other Operative Documents, and the other instruments and documents to be delivered hereunder or thereunder and the Company agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

     9.05. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, except that (i) the Company shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of the Purchaser and (ii) the Purchaser shall not have the right to assign its rights under this Agreement, the Notes or any interest therein to any Person not an Affiliate of the Purchaser without the prior written consent of the Company. The Purchaser shall notify the Company of any assignment that it makes of its rights hereunder, at such time as it makes such assignment. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

     9.06. PAYMENTS IN RESPECT OF NOTES. The Purchaser and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding.

     9.07. INTENTIONALLY OMITTED.

     9.08. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Purchaser, its subsidiaries, directors, officers, partners, counsel and employees, from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of or relating to this Agreement, the Notes, the transactions contemplated hereby or thereby or in connection herewith or therewith, including (to the maximum extent permitted by law) any liability arising under federal or state securities laws, except to the extent such liability shall result from any act or omission on the part of the Purchaser or its employees, agents, brokers or other representatives. The obligations of the Company under this Section 9.08 shall survive and continue to be in full force and effect notwithstanding (a) the repayment of the Notes and (b) the termination of this Agreement.

     9.09. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement, the Notes, the Operative Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Purchaser or on behalf of the Purchaser.

     9.10. INTENTIONALLY OMITTED.

     9.11. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     9.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

     9.13. WAIVER OF RIGHT TO JURY TRIAL. The parties hereby waive all rights to a trial by jury for all legal proceedings concerning this Agreement or the Notes.

     9.14. HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     9.15. SEALED INSTRUMENT. This Agreement is executed as an instrument under seal.

     9.16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

     9.17. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchaser, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Notes and the Warrants.

     9.18. CONSENT TO JURISDICTION. The Company irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts, United States of America, over any suit, action or proceeding arising out of or relating to this Agreement or any of the Notes. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.19. EFFECT OF JUDGMENT. The Company agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 9.18 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available to the Company, be conclusive and binding upon the Company and may be enforced in the courts of the United States of America or the Commonwealth of Massachusetts (or any other courts to the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.

     9.20. SERVICE OF PROCESS. The Company consents to service of process in any suit, action or proceeding of the nature referred to in Section 9.18 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company specified in or designated pursuant to Section 9.03. The Company agrees that such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

     9.21. NO LIMITATION. Nothing in Sections 9.18, 9.19, 9.20 or 9.22 shall affect the right of the Purchaser to serve process in any manner permitted by law, or limit any right that the Purchaser may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

     9.22. SPECIFIC PERFORMANCE. Upon breach or default by the Company with respect to any obligation hereunder or under the Notes, the holders of the Notes shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

     9.23. ACTIONS BY PURCHASER. Wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Purchaser, unless the context otherwise requires, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, the holders of at least a majority of the principal amount of all Notes then outstanding; PROVIDED, HOWEVER, that the provisions of this Section 9.23 shall not limit in any manner any action which may be taken by the Purchaser pursuant to the provisions of Section 8.01 hereof.

     9.24. JUDGMENT CURRENCY.

          (a) The obligations of the Company hereunder and under the other Operative Documents to make payments in United States Dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the holders of the Notes of the full amount of the Obligation Currency expressed to be payable to such holders under this Agreement or the other Operative Documents. If, for the purpose of obtaining or enforcing judgment against the Company or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by a known dealer in such currency designated by the holders of the Notes) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Company covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

          (c) For purposes of determining the rate of exchange for this Section 9.24, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.

COMPANY:                 LIONBRIDGE TECHNOLOGIES HOLDINGS, B.V.

                         By:  ___________________________________
                              Name:
                              Title:

PURCHASER:               MORGAN STANLEY VENTURE CAPITAL FUND II ANNEX, L.P.

                         By: Morgan Stanley Venture Partners II, L.P., its General Partner

                         By: Morgan Stanley Venture Capital II, Inc., Managing General Partner

                         By:  ___________________________________
                              Name:
                              Title:

                         MORGAN STANLEY VENTURE INVESTORS ANNEX, L.P.

                         By: Morgan Stanley Venture Partners II, L.P., its General Partner

                         By: Morgan Stanley Venture Capital II, Inc., its Managing General Partner

                         By:  ___________________________________
                              Name:
                              Title: